Exhibit 95

Dodd-Frank Act Disclosure of Mine Safety and Health Administration Safety Data

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) requires mining companies to disclose in their periodic reports information about their mines subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The operation of our mine in Cote Blanche, Louisiana is inspected by MSHA on an ongoing basis and MSHA issues citations and/or orders when it believes a violation under the Mine Act has occurred. The following table provides the information required under §1503 of the Act for the twelve months ended December 31, 2012:

For the Twelve Months Ended December 31, 2012
Mine or Operating Name (MSHA Identification Number)	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to Have Pattern Under Section 104(e)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Cote Blanche, LA (16-00358)	30	0	6	0	0	$44,338	0	No	No	4	31	42